Exhibit 16

April 23, 2004

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Gentlemen:

We have read Item 4 of Form 8-K dated April 23, 2004, of Isolagen, Inc. and are in agreement with the statements contained in Item 4 (a), 4(c), 4(d) and 4(e) on page two therein. We have no basis to agree to disagree with other statements of the registrant contained therein.

/s/ Pannell Kerr Forster of Texas, P.C.
Houston, Texas